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                                                                    EXHIBIT 10.3


                          PC411 DISTRIBUTION AGREEMENT

         DISTRIBUTION AGREEMENT (the "Agreement"), dated as of July, 1997, between PC411, Inc. ("PC411"), 9800 La Cienega Blvd. Ste. 411, Inglewood, CA 90301 and Silicom Multimedia Systems, Inc. (the "Distributor")located at 3335 Kifer Road, Santa Clara, CA 95051

         WHEREAS, PC411(R) operates an on-line directory assistance service to personal computer users (the "Service"), which is accessible through the use of its PC411 for Windows software (the "Software");

         WHEREAS, the Distributor manufactures and sells computer hardware and software products such as personal computers ("PCs"), CD-ROM disks ("CRDs") and other storage mediums ("OSMs", and together with PCs and CRDs sometimes hereinafter referred to as the "Products"); and

         WHEREAS, PC411 desires to grant to the Distributor a license to distribute the Software with its Products, subject to the terms and conditions of this Agreement, so as to make the Service available to end-users thereof (the "Purchasers").

         NOW, THEREFORE, the parties hereto agree as follows:

1.       LICENSE

1.1      GRANT

         Subject to the terms and conditions of this Agreement, PC411 hereby grants to the Distributor a royalty-free, non-exclusive and non-transferable license to distribute by Preloading (as defined herein) and Bundling (as defined herein) the Software with its Products.

         "Preloading" shall mean installing the Software on the hard drives of PCs with the serial port, modem type, and modem speed of the PCs correctly configured in the Software so that the Software can be used by a Purchaser without any additional software or without the need to load any software from a 3.5" diskette, a CRD or OSM removable from the computer.

         "Bundling" shall mean copying the Software onto either CRDs, 3.5" diskettes or OSMs with the standard documentation or other software that accompanies the Distributor's Products.





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1.2      LIMITATIONS

         The Software constitutes licensed, copyrighted material and as such the Distributor specifically agrees not to modify or alter, copy, reproduce or publish in whole or in part, sell, rent, sublicense, distribute, or otherwise transfer or commercially exploit or in any way generate income from the Software except as specifically contemplated by this Agreement. Title and all ownership in the Software shall at all times remain with PC411. All copies of the Software made by the Distributor shall contain the following copyright notice:
"Copyright(C) 1996 PC411, Inc." The Distributor agrees not to export the Software outside the United States, except as authorized and permitted by the laws and regulations of the United States. PC411 hereby grants to the Distributor the right to use the trademark and logo used by PC411 to identify the Software in connection with the Distributor's marketing of the Software.

2.       TERM AND TERMINATION

         This Agreement is effective for a term of two (2) years from the date hereof (the "Initial Term") and thereafter shall be extended for three (3) month periods (the "Renewal Periods") unless terminated at the end of the Initial Term or any Renewal Period by either party upon ninety (90) days' prior written notice given to the other party (the Initial Term and any Renewal Periods shall be referred to as the "Distribution Term"). Upon termination, the Distributor will return all copies of the Software in its possession and cease and desist from Preloading and/or Bundling the Software. Either party may terminate this Agreement due to breach by the other party upon thirty (30) days' written notice.

3.       DUTIES OF PC411

3.1      DELIVERY OF SOFTWARE

         During the Distribution Term, PC411 shall:

         (1) provide the Distributor with three (3) "gold" copies of the Software (and any upgrades thereto as soon as any such upgrades are released) on 3.5" diskettes;

         (2) pre-configure the Software for the correct serial port, modem type and modem speed based upon the Distributor's specifications;

         (3) assist the Distributor in testing the Software on the [Products];
and

         (4) provide the Distributor with descriptions, art work and text and other material relating to the Service and the Software which may be copied by the Distributor for use in the Distributor's promotional, marketing and descriptive material.


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         The Software provided to the Distributor will be identifiable with one or more serial numbers unique to the Distributor. Notwithstanding anything to the contrary contained in this Agreement, the Distributor will be responsible for any and all costs it incurs in connection with Preloading and/or Bundling the Software with its Products.

3.2      SOFTWARE SUPPORT

         During the Distribution Term and for a period of six (6) months after termination of this Agreement, PC411 shall:

         (1) if requested by Distributor, provide Distributor with a one-day training session on the features, installation, use, marketing and support of the Software (all travel and incidental costs for the training session shall be paid for by the Distributor);

         (2) provide Distributor's customers with PC411's normal complete service support of the Software;

         (3) support Distributor by maintaining a telephone number and technicians to receive calls; and

         (4) support Distributor by receiving bug, error and defect reports from Distributor and promptly fixing or providing workarounds to such bugs, errors and defects.

3.3      RECORDS

         During the Distribution Term, PC411 shall maintain complete and accurate records in accordance with generally accepted methods of accounting for all transactions which are the subject of this Agreement. At Distributor's expense and during regular business hours, Distributor or an accounting organization retained by Distributor may examine such records for purposes of auditing the amounts due under this Agreement. If Distributor determines that an additional payment is due, Distributor will issue an invoice for such additional amount with supporting documentation. If a dispute arises over such additional amount, both parties agree to work in good faith toward a mutually agreeable resolution of the dispute. Distributor may perform such audit once per calendar year and will give PC411 15 days notice of its intention to perform an audit. All information gained by Distributor or its authorized representative from such audit shall be deemed confidential and used solely for the purpose of verifying the amounts due under this Agreement.

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4.       DUTIES OF THE DISTRIBUTOR

4.1      DISTRIBUTION REQUIREMENT

         During the Initial Term of this Agreement, the Distributor shall distribute by Preloading and/or Bundling an aggregate of 20,000 copies (or such other amount as the parties may mutually agree upon) of the Software with its Products, and during any Renewal Period, as many copies of the Software as the Distributor deems appropriate.

4.2      PROMOTION

         During the Distribution Term, the Distributor will promote the Software and the Service in its promotional and advertising material and will send copies of such material to PC411 prior to publication for review by PC411 so that PC411 may suggest corrections or clarifying language.

5.       PAYMENT

5.1      DISTRIBUTION FEE

         During the Distribution Term, PC411 will pay to the Distributor a distribution fee equal to 10% (the "Distribution Fee") of the $29.95 registration fee (or such other registration fee which may be applicable during the Distribution Term) (the "Registration Fee") paid by each Purchaser that is deemed to be a Registered Customer. A Purchaser is deemed to be a Registered Customer if it (i) has registered with the Service, (ii) has paid the Registration Fee and (iii) has remained registered with the Service for 90 days without cancellation.

5.2      PAYMENT PERIOD

         PC411 will commence the payment of the Distribution Fees at such time as there are 1,000 Registered Customers. PC411 will pay the Distribution Fee within 30 days of the end of each calendar quarter. Each quarterly payment will include a written report calculating the number of Registered Customers and the amounts due under this Agreement. Payment by check and supporting documentation will be mailed to:

-------------------------------------------------------

6.       CONFIDENTIALITY

         The terms of this Agreement and any non-public, proprietary information marked as confidential and disclosed by one party to the other constitute confidential information and neither party will disclose or disseminate any confidential information without the permission of the other party. Notwithstanding the foregoing, each party may disclose the existence of this Agreement and descriptions of each party's products




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or services in its marketing and advertising efforts except that PC411 is not granted any right to use the Distributor's trademark or logo without the prior written consent of the Distributor, which consent shall not be unreasonably withheld.

7.       LIMITATION ON LIABILITY

         PC411 warrants the media on which the Products is provided to the Distributor to be free from defects in materials and workmanship. PC411's entire liability and the Distributor's exclusive remedy with respect to such materials or workmanship defect will be the replacement of the media.

         PC411 does not warrant that the Service or the Product will meet the requirements of the Distributor or the Distributor's customers or that it will operate in an error-free manner. Except as provided herein, PC411 makes no warranty or representation, either express or implied, with respect to the Service or the Product, including its quality, performance, merchantability, or fitness for a particular purpose. In no event will either PC411 or the Distributor be liable for indirect, special, incidental, punitive, exemplary, or consequential damages arising out of the use or inability to use the Service or the Software or the Products, whether based upon contract, negligence, strict liability, or otherwise, even if advised of the possibility of such damages. Specifically, neither PC411 nor the Distributor are responsible to each other for any costs, including but not limited to those incurred as the result of lost profits or revenue, loss of the use of the Software, loss of data, the cost of recovering such Software or data, the cost of any substitute program, or for other similar costs.

8.       WARRANTIES

         PC411 represents and warrants to the Distributor that:

         (a) PC411 is the owner of the Software, or has all sufficient rights to grant the license granted in this Agreement, and that the Software does not infringe any patent, copyright, trademark, or other intellectual property or similar rights;

         (b) PC411 has no obligation or restriction that would interfere or be inconsistent with or present a conflict of interest concerning its performance under this Agreement;

         (c) PC411 and the Software comply with all United States laws, statutes, ordinances, administrative orders, rule or regulations that apply to the Product; and

         (d) the Software does not contain any encrypted code which is prohibited by U.S. law for distribution outside the U.S.

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9.       INDEMNIFICATION

         PC411 agrees to indemnify and hold harmless Distributor from and against any and all damages incurred by Distributor which result from claims by any third party based on any of the following:

         (a) infringement by the Software of any patent, copyright, trademark, trade name or other intellectual property or similar rights;

         (b) unlawful or unfair trade practices or competition attributable to PC411; and

         (c) breach of any of PC411's warranties set forth in Section 8 above.

10.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of California, as applied to contracts made and performed within the State of California, without regard to principles of conflicts of law. The parties hereto agree to submit to the non-exclusive jurisdiction of the courts of the State of California in any action or proceeding arising out of or relating to this Agreement.

11.      COMPLETE AGREEMENT

         This Agreement constitutes the entire understanding between the parties with respect to the Software and the Service and supersedes all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter. No amendment to or modification of the Agreement will be binding unless in writing and signed by an officer of PC411 and the Distributor.

12.      NOTICES

         All notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the parties at the following






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addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice).

Address of the parties:

PC411, Inc.                                   Silicom Multimedia Systems, Inc.


9800 S. La Cienega Blvd., Suite 411           3335 Kifer Road
Inglewood, CA 90301-4440                      Santa Clara, CA 95051
Attention:  Dean R. Eaker                     Attention:
Telecopy No. ___________________



         IN WITNESS THEREOF, the parties hereto agree to the foregoing as of the date first written above.

PC411, INC.                                   Silicom Multimedia Systems, Inc.

By:  ________________________                 By:  ___________________________

Name:    Dean R. Eaker                        Name:    _______________________
Title:   President
                                              Title:   _______________________











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